SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1)


                           THERMOVIEW INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                    883671505
                     --------------------------------------
                                 (CUSIP Number)



                                 March 22, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     |_| Rule 13d-1(b)

                     |_| Rule 13d-1(c)

                     |X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 Pages

----------------------------------------------                                                     --------------------------------
          CUSIP NO. 883671505                                         13G                                      PAGE 2 OF 14 PAGES
----------------------------------------------                                                     --------------------------------
---------- ------------------------------------------------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           GE Capital Equity Investments, Inc., a Delaware corporation
           06-1268495
---------- ------------------------------------------------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                             (a) [ ]
                                                                                                                        (b) [X]
---------- ------------------------------------------------------------------------------------------------------------------------
 3         SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware, USA
-------------------------- ------------- ------------------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                             0
     NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
      PERSON
       WITH
-------------------------- ------------- ------------------------------------------------------------------------------------------
                                6        SHARED VOTING POWER

                                             1,102,217 (comprised of warrants to acquire 555,343 and 546,874 shares, respectively)
-------------------------- ------------- ------------------------------------------------------------------------------------------
                                7        SOLE DISPOSITIVE POWER

                                             0
-------------------------- ------------- ------------------------------------------------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                             1,102,217 (comprised of warrants to acquire 555,343 and 546,874 shares, respectively)
---------- ------------------------------------------------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,102,217 (comprised of warrants to acquire 555,343 and 546,874 shares, respectively)

---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                             [ ]

---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               12.46%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

               CO
---------- ------------------------------------------------------------------------------------------------------------------------






                         Page 2 of 14 Pages

----------------------------------------------                                                     --------------------------------
          CUSIP NO. 883671505                                         13G                                      PAGE 3 OF 14 PAGES
----------------------------------------------                                                     --------------------------------

---------- ------------------------------------------------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           General Electric Capital Corporation, a Delaware corporation
           13-1500700
---------- ------------------------------------------------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                             (a) [ ]
                                                                                                                        (b) [X]
---------- ------------------------------------------------------------------------------------------------------------------------
 3         SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION
               New York, USA
-------------------------- ------------- ------------------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                             0
     NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
      PERSON
       WITH
-------------------------- ------------- ------------------------------------------------------------------------------------------
                                6        SHARED VOTING POWER

                                             1,102,217 (comprised of warrants to acquire 555,343 and 546,874 shares, respectively)
-------------------------- ------------- ------------------------------------------------------------------------------------------
                                7        SOLE DISPOSITIVE POWER

                                             0
-------------------------- ------------- ------------------------------------------------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                             1,102,217 (comprised of warrants to acquire 555,343 and 546,874 shares, respectively)
---------- ------------------------------------------------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,102,217(comprised of warrants to acquire 555,343 and 546,874 shares, respectively)

---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                              [ ]

---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               12.46%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

               CO
---------- ------------------------------------------------------------------------------------------------------------------------






                         Page 3 of 14 Pages

----------------------------------------------                                                     --------------------------------
          CUSIP NO. 883671505                                         13G                                      PAGE 4 OF 14 PAGES
----------------------------------------------                                                     --------------------------------

---------- ------------------------------------------------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               General Electric Capital Services, Inc., a Delaware corporation
               06-1109503
---------- ------------------------------------------------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                             (a) [ ]
                                                                                                                        (b) [X]
---------- ------------------------------------------------------------------------------------------------------------------------
 3         SEC USE ONLY
---------- ------------------------------------------------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware, USA
-------------------------- ------------- ------------------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                             Disclaimed (see 9 below)
     NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
      PERSON
       WITH
-------------------------- ------------- ------------------------------------------------------------------------------------------
                                6        SHARED VOTING POWER

                                             Disclaimed (see 9 below)
-------------------------- ------------- ------------------------------------------------------------------------------------------
                                7        SOLE DISPOSITIVE POWER

                                             Disclaimed (see 9 below)
-------------------------- ------------- ------------------------------------------------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                             Disclaimed (see 9 below)
---------- ------------------------------------------------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                             [ ]

---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               Not applicable (see 9 above)
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

               CO
---------- ------------------------------------------------------------------------------------------------------------------------






                         Page 4 of 14 Pages

----------------------------------------------                                                     --------------------------------
          CUSIP NO. 883671505                                         13G                                      PAGE 5 OF 14 PAGES
----------------------------------------------                                                     --------------------------------

---------- ------------------------------------------------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               General Electric Company, a New York corporation
               14-0689340
---------- ------------------------------------------------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                             (a) [ ]
                                                                                                                        (b) [X]
---------- ------------------------------------------------------------------------------------------------------------------------
 3         SEC USE ONLY
---------- ------------------------------------------------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

               New York, USA
-------------------------- ------------- ------------------------------------------------------------------------------------------
                                5        SOLE VOTING POWER

                                             Disclaimed (see 9 below)
     NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
      PERSON
       WITH
-------------------------- ------------- ------------------------------------------------------------------------------------------
                                6        SHARED VOTING POWER

                                             Disclaimed (see 9 below)
-------------------------- ------------- ------------------------------------------------------------------------------------------
                                7        SOLE DISPOSITIVE POWER

                                             Disclaimed (see 9 below)
-------------------------- ------------- ------------------------------------------------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                             Disclaimed (see 9 below)
---------- ------------------------------------------------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               Beneficial ownership of all shares is disclaimed by General Electric Company.
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                              [ ]

---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               Not applicable (see 9 above)
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

               CO
---------- ------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                               Page 5 of 14 Pages

ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           (a) and (b) This statement relates to the Common Stock, $.01 par value per share (the "Common Stock"), of ThermoView Industries, Inc., a Delaware corporation (the "Issuer"), which is issuable upon the exercise by GE Capital Equity Investments, Inc. ("GECEI") of that certain Warrant No. 4 dated July 8, 1999, and Warrant No. 6 dated March 22, 2001 issued to GECEI by the Issuer (the "Warrant"). The address of the principal executive offices of the Issuer is 5611 Fern Valley Road, Suite 203, Louisville, Kentucky 40222.

ITEM 2.  PERSON FILING:

           (a)-(c) This statement is being filed by GECEI, a Delaware Corporation, for and on behalf of itself, General Electric Company ("GE"), General Electric Capital Corporation ("GE Capital") and General Electric Capital Services, Inc. ("GECS"). The agreement among each of GECEI, GE Capital, GECS and GE that this statement be filed on behalf of each of them is attached hereto as Exhibit A. GECS is a subsidiary of GE, GE Capital is a subsidiary of GECS and GECEI is a subsidiary of GE Capital. GECEI is a Delaware corporation with its principal business office located at 120 Long Ridge Road, Stamford, Connecticut 06927. GE Capital is a Delaware corporation with its principal business office located at 260 Long Ridge Road, Stamford, Connecticut 06927. GECS is a Delaware corporation with its principal business office located at 260 Long Ridge Road, Stamford, Connecticut 06927. GE is a New York corporation with its principal business office located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

           (d)-(e) This statement relates to the Common Stock of the Issuer, $.01 par value per share. The CUSIP No. for such shares is 883671505. Such stock is issuable upon the exercise by GECEI of the Warrants.

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR
         (C), CHECK WHETHER THE PERSON FILING IS A:

           (a)  [ ]   Broker or dealer registered under Section 15 of the
                      Exchange Act

           (b)  [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act

           (c)  [ ]   Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act

           (d)  [ ]   Investment company registered under Section 8 of the
                      Investment Company Act of 1940

           (e)  [ ]   An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E)

           (f)  [ ]   An employee benefit plan or endowment fund in accordance
                      with Rule 13d-1(b)(1)(ii)(F)

           (g)  [ ]   A parent holding company or control person in accordance
                      with Rule 13d-1(b)(1)(ii)(G)

           (h)  [ ]   A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act

           (i)  [ ]   A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act

           (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J)


           If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


                               Page 6 of 14 Pages

ITEM 4.  OWNERSHIP.

           (a)-(c) The response of GECEI, GE Capital, GECS and GE to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference. The Warrants are owned directly by GECEI.

           Each of GE and GECS hereby expressly disclaims the beneficial ownership of the Warrant and the shares of Common Stock issuable upon exercise of the Warrant.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           N/A

ITEM 10.  CERTIFICATION.

           N/A







                               Page 7 of 14 Pages

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2002

                               GE CAPITAL EQUITY INVESTMENTS, INC.

                               By: /s/ Peter J. Muniz
                                   ------------------------------------------
                                   Name: Peter J. Muniz
                                   Title: Senior Vice President and
                                          Associate General Counsel













                               Page 8 of 14 Pages

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2002

                                 GENERAL ELECTRIC CAPITAL CORPORATION

                                 By: /s/ Peter J. Muniz
                                     ----------------------------------------
                                     Name: Peter J. Muniz
                                     Title: Department Operations Manager











                               Page 9 of 14 Pages

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2002

                             GENERAL ELECTRIC CAPITAL SERVICES, INC.



                             By: /s/ Barbara Gould                           *
                                 --------------------------------------------
                                 Name: Barbara Gould
                                 Title: Attorney-in-fact




* Powers of Attorney, each dated as of February 22, 2000, by General Electric Capital Services, Inc. and General Electric Company, respectively, are hereby incorporated by reference to Schedule 13G for Quokka Sports, Inc., filed September 22, 2000 by GE Capital Equity Investments, Inc.










                              Page 10 of 14 Pages

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2002

                                  GENERAL ELECTRIC COMPANY

                                  By: /s/ Barbara Gould                      *
                                      ---------------------------------------
                                      Name: Barbara Gould
                                      Title: Attorney-in-fact



* Powers of Attorney, each dated as of February 22, 2000, by General Electric Capital Services, Inc. and General Electric Company, respectively, are hereby incorporated by reference to Schedule 13G for Quokka Sports, Inc., filed September 22, 2000 by GE Capital Equity Investments, Inc.









                              Page 11 of 14 Pages

                                  EXHIBIT INDEX


        EXHIBIT                            DESCRIPTION

           A Joint Filing Agreement, dated February 13, 2002, among GECEI, GE Capital, GECS and GE to file joint statement on
                      Schedule 13G.













                              Page 12 of 14 Pages